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OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, P.C.
                                 ATTORNEY-AT-LAW
                                  8 TEAK COURT
                           LAKE GROVE, NEW YORK 11755
                                 (631) 737-8381


                                                                    June 2, 2003


Mr. David Lieberman, President
Advanced Plant Pharmaceuticals, Inc.
43 West 33rd Street
New York, New York 10001

Dear Sir:

         You have requested an opinion with respect to certain matters in connection with the filing by Advanced Plant Pharmaceuticals, Inc., (the
"Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 21,901,380 shares, par value $0.0007 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

               1,000,000 shares of Common Stock of the Company in the name of Barry Clare, as partial payment for salary equal to $20,000 due to him from the Company;

               1,000,000 shares of Common Stock of the Company in the name of Sam Berkowitz, as partial payment for salary equal to $20,000 due to him from the Company;

               500,000 shares of Common Stock of the Company in the name of Jack Bienenfeld, as payment for salary equal to $10,000 due to him from the Company;

               1,500,000 shares of Common Stock of the Company in the name of Barry Ginsberg as per contract signed with him on May 22nd 2003;

               5,000,000 shares of Common Stock of the Company in the name of C.J. Lieberman, as partial payment, valued at $100,000, for services owed to him by the Company;

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               160,000  shares of  Common  Stock of the  Company  in the name of
          Larry Farkash, as payment, for services owed to him by the Company;

               500,000 shares of Common Stock of the Company in the name of Joel Appel as per contract signed with him dated March 25th 2003;


               241,380 shares Common Stock of the Company in the name of Vintage Filing, valued at $7,000, as per contract signed with them, dated May 13th 2003;

               2,000,000 shares Common Stock of the Company in the name of Yosef Tzairi as per contract signed with him May 14th 2003.

               10,000,000 shares of common stock of the Company, pursuant to the Consulting Agreement with Consulting Solutions Group, dated April 15th 2003, for services set forth in the Agreement,

     In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

     We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,


                                                    Michael S. Krome


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